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                                   DRAW NOTE

Date:  March 17, 1997

Maker: InterGames Inc. (a corporation)

Maker's Mailing Address (including county): 3321 Westlake Drive
                                            Austin, Texas 78746
                                            Travis County


Payee: FSF Inc.

Place for Payment (including county):       2525 WAllingwood Drive
                                            Suite 1-B
                                            Austin, Texas 78746
                                            Travis County


Principal Amount: NINETY THOUSAND DOLLARS ($90,000.00) or so much thereof as may be advanced hereunder as shall be shown upon Payee's books and records.

Annual Interest Rate on Unpaid Principal from Date of Funding: Ten Percent
(10%)

Annual Interest Rate on Matured, Unpaid Amounts: Eighteen Percent (18%)

Terms of Payment (principal and interest): This note is due in full, both principal and all accrued interest on demand, or if no demand is made, on or before September 30, 1997.

     All advances under this note shall be at the sole discretion of Payee.

     Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

     If Maker defaults in payment of this Note or in the performance of any obligation in any instrument securing collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor

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waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest, to the extent permitted by law.

     If this Note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be TEN percent (10%) of all amounts due unless either party pleads otherwise.

     Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

     Each Maker is responsible for all obligations represented by this Note. When the context requires, singular nouns and pronouns inside the plural.

     This note is a renewal and extension of Draw Note executed on October 4, 1996 between InterGames Inc. (maker) and Donald Daniels (payee).



InterGames Inc.

By: /s/ Roderick E. Gilchrist, CEO
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Date: 3/20/97
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FSF Inc.

By: /s/ Kathleen S. Sullivan
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Date: 3/20/97
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